As filed with the Securities and Exchange Commission on April 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CALIBERCOS INC.

(Exact name of Registrant as specified in its charter)

Delaware	47-2426901
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8901 E. Mountain View Rd. Ste 150

Scottsdale AZ 85258

(480) 295-7600

(Address including zip code, telephone number, including area code, of Registrant’s Principal Executive Offices)

John C. Loeffler, II

Chairman and Chief Executive Officer

8901 E. Mountain View Rd. Ste. 150

Scottsdale AZ 85258

(480) 295-7600

(Name, address including zip code, telephone number, including area code, of agent for service)

Copies To:

Thomas J. Poletti. Esq.

Veronica Lah, Esq.

Manatt, Phelps & Phillips LLP

695 Town Center Drive, 14th Floor

Costa Mesa, CA 92626

(714) 371-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective.

SUBJECT TO COMPLETION, DATED APRIL 13, 2026

PROSPECTUS

CALIBERCOS INC.

2,162,791 Shares of Class A Common Stock

This prospectus relates to the resale by the selling stockholders named herein (the “Selling Stockholders”), or their respective transferees, pledgees, donees or other successors-in-interest, from time to time, of up to 2,162,791 shares (the “Shares”) of Class A common stock, par value $0.001 per share (“Class A common stock”), of CaliberCos Inc. (the “Company” or “we”) held by the Selling Stockholders consisting of (i) up to 1,707,900 shares of Class A common stock, and (ii) up to 454,891 shares of Class A common stock issuable upon conversion of Series AAA Convertible Preferred Stock (“Series AAA Preferred”). We are registering the Shares on behalf of the Selling Stockholders, to be offered and sold from time to time, to satisfy certain registration rights that we have granted to the Selling Stockholders.

The Shares were issued to the Selling Stockholders in March 2026 pursuant to the terms of subscription agreements (collectively, the “Subscription Agreements”) with the Company, whereby the Selling Stockholders converted and canceled a total of $3,450,271 of their outstanding notes with the Company in exchange for either shares of Class A common stock or shares of Series AAA Preferred. See “Description of Offering”, and the section titled “Selling Stockholders” for additional information regarding the Selling Stockholders.

The Selling Stockholders may resell or dispose of the Shares, or interests therein, at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described under the heading “Plan of Distribution” beginning on page 23 of this prospectus. The Selling Stockholders will bear their respective commissions and discounts, if any, attributable to the sale or disposition of the Shares, or interests therein, held by the Selling Stockholders. We will bear all costs, expenses and fees in connection with the registration of the Shares. We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. However, we will benefit from the extinguishment of the notes which are cancelled in connection with note conversions.

Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “CWD.” On April 10, 2026, the last reported sale price for our Class A common stock on the Nasdaq Capital Market was $1.04 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus, contained in the applicable prospectus supplement and in any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus or any prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus _______________, 2026

You should rely only on the information contained in this prospectus. Neither we nor the Selling Stockholders have authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that CaliberCos Inc. (“we,” “us,” “Caliber,” or the “Company”) filed with the Securities and Exchange Commission (the “SEC”). The selling stockholders (the “Selling Stockholders”) may sell up to up to 2,162,791 shares (the “Shares”) of Class A common stock, par value $0.001 per share (“Class A common stock”), of CaliberCos Inc. (the “Company”) held by the Selling Stockholders consisting of (i) up to 1,707,900 shares of Class A common stock, and (ii) up to 454,891 shares of Class A common stock issuable upon conversion of Series AAA Convertible Preferred Stock (“Series AAA Preferred”), as described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholders of the Shares offered pursuant to this prospectus.

We may also file a prospectus supplement or post-effective amendment to the Registration Statement on Form S-3 of which this prospectus forms a part (the “Registration Statement”) that may contain material information relating to the offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to the offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any Shares, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” beginning on page 25 and “Incorporation of Certain Information by Reference” beginning on page 26.

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Stockholders will not make an offer to sell these Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any post-effective amendment or any prospectus supplement may contain or incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be incorporated by reference in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” incorporated by reference in this prospectus, any post-effective amendment and any applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Except where the context otherwise requires or where otherwise indicated, the terms “Caliber,” “CWD,” “we,” “us,” “our,” “our company,” “Company” and “our business” refer to CaliberCos Inc., a Delaware corporation, and its consolidated subsidiaries.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference in this prospectus, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our operations, prospects, strategies, and the industry in which we operate. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. All forward-looking statements are based upon information available to us on the date of this prospectus.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition, business and prospects may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained (or incorporated by reference) in this prospectus, those results may not be indicative of results in subsequent periods.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to several factors, including those set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such risk factors may be amended, supplemented, or superseded from time to time by other reports we file with the SEC, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement. See “Where You Can Find More Information” and “Information Incorporated by Reference.” The factors set forth below under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

iii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and in documents incorporated by reference. This summary is not complete and may not contain all the information you should consider before investing in our securities. You should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, especially the risks of investing in our securities discussed under the heading “Risk Factors,” and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision. Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus and the documents incorporated by reference in this prospectus to, the “Company”, “we”, “us”, “our”, “Caliber” refer to CaliberCos Inc., a Delaware corporation, and its consolidated subsidiaries. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

General

Over the past 16 years, we have grown into a leading diversified alternative asset management firm, with more than $2.6 billion in Managed Assets, comprised of $0.8 billion of assets under management (“AUM”) and $1.9 billion of assets under development (“AUD”).

We are an alternative asset manager investing across real and digital assets. We sponsor and manage private real estate investment funds and maintain a digital asset treasury strategy focused on blockchain infrastructure assets. Our primary goal is to drive shareholder value by enhancing the wealth of accredited investor clients seeking to make investments in real and digital assets.

In 2025, we formally adopted a Board-approved digital asset treasury policy (the “Treasury Reserve Policy”) under which we accumulate and manage digital infrastructure assets, starting with Chainlink tokens (“LINK”). The digital asset treasury strategy is designed to complement our core real estate investment platform by providing exposure to blockchain-based financial infrastructure and generating yield through staking activities. Digital asset treasury income may consist of staking rewards and other income derived from treasury digital asset holdings. While our real estate platform remains our core business, we believe exposure to digital infrastructure assets positions us for the long-term evolution of tokenized real-world asset markets.

For multi-family residential and multi-tenant industrial assets, we are regionally focused on growth-oriented markets, namely Arizona, Colorado and Texas. For our hospitality platform, we invest throughout the United States with a specific focus on markets that have experienced population and job growth in recent years.

Our competitive advantage is driven by several elements of our platform:

●	The combination of an institutional-grade investment management platform with boutique, middle-market fund sizes and real estate projects.

●	Our in-house shared services group, which offers greater operational control and visibility into investment opportunities.

●	Our in-house fundraising infrastructure, allowing us to serve a broad range of investors and institutions.

We define middle-market in two ways. First, by the size of investments. We typically pursue projects between $5.0 million and $50.0 million per asset. Second, by the size of the investment funds. We typically offer approximately $200.0 million for a multi-asset discretionary fund and $5.0 million to $20.0 million for a single asset syndication. In addition, we are building the Caliber Hospitality Trust (“CHT”), a middle-market hotel investment company utilizing the UPREIT strategy, with expectations that CHT may seek a public listing if its assets under management exceed $1.0 billion.

As an alternative asset manager, we offer a full suite of support services and employ a vertically integrated approach to investment management. Our asset management activities are complemented by transaction and advisory services, including development and construction management, acquisition and disposition services, brokerage activities, and fund formation services.

On May 2, 2025, the Company effected a one-for-twenty (1-for-20) reverse stock split of its common stock (the “Reverse Stock Split”). The Reverse Stock Split did not change the authorized number of shares or the par value of the Common Stock nor modify any voting rights of the Common Stock.

Asset Management Revenues

We earn the following fees from providing these services under our asset management platform (the “Platform”):

●	Organizational and offering fees include fund set-up fees earned during the initial formation, administration, and set-up of fund products we distribute and manage. These fees are recognized at a point in time when performance obligations are satisfied.

●	Fund management fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for certain costs incurred on behalf of the fund. These customer contracts require us to provide management services, that represent performance obligations satisfied over time. With respect to CHT, we earn a fund management fee of 0.7% of CHT’s enterprise value and are reimbursed for certain costs incurred on its behalf.

●	Financing fees are earned for securing third-party financing on behalf of our private equity real estate funds and are recognized at a point in time upon loan closing. We may also earn fees for guaranteeing certain loans, which are recognized over time.

●	Real estate development revenues are generally based on two fee-based contracts, not to exceed an aggregate of 6%. The first, a real estate development contract that provides for up to 4.0% of the total expected costs of the development and is paid for services performed by Caliber Development, LLC as the principal developer of our projects. These services may include obtaining new entitlements or zoning changes and managing and supervising third-party developers. The second, a construction management contract that provides for up to 4.0% of the total expected costs of the construction project for services provided managing general contractors with respect to the construction of the properties owned by the funds. Prior to the commencement of construction, development fee revenue is recognized at a point in time as the related performance obligations are satisfied and the customer obtains control of the promised service, including negotiation, due diligence, entitlements, planning, and design activities. During the construction period, construction management fee revenue is recognized over time as the performance obligations are satisfied.

●	Brokerage fees are earned at fixed rates for services related to acquisitions, dispositions, leasing and financing transactions and are recognized at a point in time when services are completed.

Performance Allocations

Performance allocations represent our contractual share of investment returns generated within the investment funds we manage. We typically receive 15.0% to 35.0% of cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Preferred returns across our funds generally range from 6.0% to 12.0%.

Performance allocations are recognized in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) when it is determined that they are no longer probable of significant reversal, which generally occurs upon close of asset sales or refinancings. Many alternative asset managers qualify for investment company accounting which renders comparability to our financial performance difficult. Annually, we re-evaluate our conclusions regarding the application of investment company accounting. Under investment company accounting, among other adjustments, we would recognize the portion of any performance allocations earned in the year as unrealized gains and losses. Given the vertical nature of our business and the significant activities we generate revenue on, we do not qualify for investment company accounting. However, if we were to qualify, we would have recognized approximately $16.3 million in unrealized gains in the current year.

Performance allocations are inherently variable and depend on asset-level performance and realization events. There can be no assurance that projected performance allocations will be realized.

Managed Assets

We have $2.6 billion in Managed Assets, comprised of AUM and AUD. AUD includes development, redevelopment, construction, and entitlement projects that are underway or in planning stages. This category includes projects to be built on undeveloped land, including projects under contract for purchase by our funds.

As of December 31, 2025, we are actively developing 1,796 multifamily units, 697 single family units, 3.7 million square feet of commercial and industrial space, and 3.5 million square feet of office and retail space. If these projects are completed, total capitalized costs are currently estimated to be $1.9 billion, and are expected to be funded through a combination of undeployed fund cash, third-party equity, project sales, tax credit financing and secured debt financing.

Completing these development activities may ultimately result in income-producing assets, assets we may sell to third parties, or both. If we complete all AUD at December 31, 2025, up through sale, we estimate the Company could earn $104.2 million in performance allocations.

We are under no obligation to complete these projects and may dispose of any such assets at any time. There can be no assurance that AUD will ultimately be developed or constructed because of the nature of the cost of the approval and development process and market demand for a particular use. The development of these assets requires significant additional financing and are subject to market conditions, entitlement risks, construction risks and access to capital. Similarly, total costs to complete a project could change or the future selling price could be different than projected, thus there is no assurance that performance allocations will be realized.

Digital Asset Treasury Strategy

Overview

Our digital asset treasury strategy is governed by formal policies adopted by our Board of Directors. The strategy is intended to:

●	Provide exposure to blockchain infrastructure assets

●	Generate staking yield

●	Align our treasury strategy with technological infrastructure supporting tokenized asset markets

●	Complement our real asset investment platform

We are evaluating potential applications of blockchain technology within our real estate investment platform, including initiatives designed to improve operational efficiency, investor servicing, and accessibility. These efforts may include the tokenization of real-world assets, such as real estate projects and fund interests, to facilitate fractional ownership, enhance liquidity, and streamline investor reporting and fund administration. We also believe that tokenized offerings may represent an additional capital formation channel, enabling us to reach a broader base of global investors through compliant, blockchain-enabled investment structures.

Digital assets are subject to significant market volatility, regulatory uncertainty, technological risk and custodial considerations. We maintain internal controls and governance procedures designed to manage these risks; however, there can be no assurance that digital asset holdings will not experience material fluctuations in value.

Digital Asset Treasury Holdings

Our digital asset treasury is currently comprised of only LINK. We currently do not have a specific target for the amount or type of digital asset holdings we intend to acquire and hold.

As further discussed below, our digital asset treasury holds LINK solely on the Ethereum blockchain.

Chainlink and LINK Overview

Chainlink enables smart contracts to interact with external data, offchain computation, and systems across blockchains through decentralized oracle infrastructure. Chainlink services are powered by Decentralized Oracle Networks (“DONs”), which consist of multiple independent node operators that aggregate data, computations, and reports before delivering results onchain. Different DONs can perform different predefined tasks, including providing attestations regarding offchain data or real-world events.

LINK is the native token of the Chainlink network. It is used to pay for Chainlink services, including oracle and related network services, and it is also used in Chainlink Staking to support security and enable eligible participants to earn rewards. LINK is an ERC-677 compatible token originally deployed on Ethereum. LINK may also be transferred across supported chains using the Chainlink Cross-Chain Interoperability Protocol (“CCIP”) and CCIP-powered applications.

Chainlink Staking Activities and Revenues

We intend to generate staking and other revenue from participating in the Chainlink ecosystem through being Community Stakers (as discussed below). We intend to allocate a significant portion of our LINK holdings to be staked through certain limited node operators. Management estimates it may earn a net yield of approximately 3% to 9% annualized, based upon internal estimates of the potential to stake our LINK treasury.

Chainlink Staking is a security mechanism designed to enhance the security and reliability of Chainlink’s oracle services. In Chainlink Staking, node operators (“Node Operator Stakers”) and community members (“Community Stakers”) stake (i.e., lock up) LINK in exchange for receiving staking rewards.

Staking reward rates vary because a fixed amount of rewards are made available to the staking protocol (currently v0.2) per unit of time, regardless of how much aggregate LINK is staked in the protocol.

Community Stakers earn base rewards for securing the network by staking LINK, and they can earn additional rewards through additional activities, including by providing timely and valid alerts about DON performance. Automatically, Community Stakers have their stake delegated to Node Operator Stakers (without the operators taking control of such staked LINK), and 4% of Community Staker rewards are directed to the operators as a Delegation Reward in exchange for performing oracle computation on behalf of Community Stakers.

Node Operator Stakers also earn base rewards for securing the network and performing oracle computation, with their rewards supplemented by the Delegation Rewards as discussed above, which are made available to Node Operator Stakers proportionally based on the amount each operator stakes.

Attributed Rewards are earned by stakers during their participation in staking, which are composed of “Claimable Rewards” and “Locked Rewards”. Claimable Rewards can be claimed by stakers at any time without penalty. Locked Rewards turn into Claimable Rewards over a period of time known as the ramp-up period. The ramp-up period is a 90-day period, tracked individually for each staker, that starts at 0% when a staker first stakes and linearly increases to 100% of the possible reward rate. The percentage of claimable Attributed Rewards is proportional to the amount of time spent in the ramp-up period. When unstaking LINK before the full ramp-up period has been completed, any Locked Rewards turn into “Forfeited Rewards”, which are forfeited and become available for all stakers in the same category.

Chainlink Staking v0.2 offers increased security by supporting the ability to slash (forfeit) a portion of staked LINK by Node Operator Stakers who help power oracle services secured by staking. Community Stakers, and Node Operator Stakers only serving oracle services not secured by staking, will not be at risk of slashing.

We use Coinbase Prime, the institutional product of Coinbase Custody Trust Company, LLC (“Coinbase Custody”), to trade, custody, stake and manage our digital assets. Of our LINK, Coinbase Prime holds approximately 100% in hot wallets. Coinbase Custody is chartered as a limited purpose trust company by the New York State Department of Financial Services. 100% of our LINK holdings are custodied by Coinbase Custody, and none of our LINK were staked as of December 31, 2025.

Current and Expected Digital Asset Treasury Holdings

At December 31, 2025, the Company held 562,535 LINK with a cost basis of $12.6 million and a fair value of $6.8 million. All LINK were acquired during the year ended December 31, 2025, and the Company has not sold any of its LINK holdings as of that date.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company” as defined under the federal securities laws. For so long as we remain an emerging growth company, we are permitted to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include the following:

●	not being required to comply with the auditor attestation requirements in the assessment of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

An emerging growth company may delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the extended transition period for complying with new or revised accounting standards provided to emerging growth companies.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of our IPO, (ii) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th. Such reduced disclosure and corporate governance obligations may make it more challenging for investors to analyze our results of operations and financial prospects.

Corporate Information

Our principal executive offices are located at 8901 E. Mountain View Rd. Ste. 150, Scottsdale, AZ 85258 and our telephone number is (602) 295-7600. We maintain a website at www.calibercos.com. Information available on our website is not incorporated by reference in and is not deemed a part of this offering circular.

Other Information

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2025. For instructions on how to find copies of these documents, please see the section titled “Incorporation of Certain Information by reference” beginning on page 26 of this prospectus.

THE OFFERING

Securities to be Offered	Up to an aggregate of 2,162,791 shares (the “Shares”) of Class A common stock consisting of (i) up to 1,707,900 shares of Class A common stock, and (ii) up to 454,891 shares of Class A common stock issuable upon conversion of Series AAA Convertible Preferred Stock (“Series AAA Preferred”).

Terms of the offering	The Selling Stockholders will determine when and how they will sell the Shares offered in this prospectus, as described in the “Plan of Distribution.”

Shares of Class A Common Stock outstanding prior to this offering (1)	6,682,240 shares of Class A common stock.

Common Stock Outstanding after completion of this offering (1)	8,845,031 shares of Class A common stock.

Use of Proceeds:	We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

Listing of Securities:	Our shares of Class A common stock are listed on the NASDAQ Capital Market under the symbol “CWD.”

Risk Factors:	An investment in our shares of Class A common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A common stock.

(1)	Based on 6,682,240 shares of Class A common stock issued and outstanding as of April 8, 2026 and assumes the full conversion of Series AAA Preferred – such number of shares excludes:

●	144,236 shares of Class A common stock underlying the Company’s outstanding shares of Series A Preferred Stock;

●	91,563 shares of Class A common stock issuable upon exercise of outstanding stock options;

●	164,920 shares of Class A common stock issuable upon vesting of restricted stock units (“RSUs”);

●	119,440 shares of Class A common stock issuable upon exercise of outstanding warrants;

●	6,013 shares of Class A common stock issuable upon conversion of outstanding convertible debt securities;

●	Shares of Class A common stock issuable pursuant to a $25 million Equity Purchase Agreement;

●	120,000 Rights to acquire up to 1.200 shares of our Class A common stock (see “Description of Securities” for further information regarding the Rights); and

●	1,006,372 shares of Class A common stock reserved for future issuance under our 2024 Equity Incentive Plan.

The number of shares of Class A common stock referenced above assume that no outstanding stock options or warrants are exercised, no outstanding shares of Series A Preferred Stock, Series AA Preferred Stock or Series B Preferred Stock are converted, no outstanding convertible notes or Rights are converted, and new stock options or warrants are issued.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus supplement, and in the documents we incorporate by reference, you should carefully consider the risks discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 before making a decision about investing in our securities. The risks and uncertainties discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are not the only ones facing us. Additional risks and uncertainties not presently known to us may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our Class A common stock could decline and you could lose part or all of your investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. However, we will benefit from the extinguishment of the notes which are cancelled in connection with note conversions. The Selling Stockholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus and any prospectus supplement.

DESCRIPTION OF OFFERING

In March 2026, the Company entered into subscription agreements (collectively, the “Subscription Agreements”) with the Selling Stockholders, pursuant to which the Selling Stockholders converted and cancelled an aggregate of $3,450,271 of outstanding indebtedness of the Company in exchange for shares of the Company’s Class A common stock, and shares of the Company’s Series AAA Preferred Stock, par value $0.001 per share (“Series AAA Preferred Stock”).

Pursuant to the common stock subscription agreements, the Company cancelled an aggregate of $1,921,771 of outstanding notes in exchange for 1,707,900 shares of Class A Common Stock. Pursuant to the preferred stock subscription agreements, the Company cancelled an aggregate of $1,528,500 of outstanding notes in exchange for 1,529 shares of Series AAA Preferred Stock.

The shares of Series AAA Preferred Stock are convertible into shares of Class A Common Stock in three tranches. In the first tranche, one-third of the 1,529 shares of Series AAA Preferred Stock is convertible into 200,400 shares of Class A Common Stock. In the second tranche, one-third of the 1,529 shares of Series AAA Preferred Stock is convertible into 143,151 shares of Class A Common Stock. In the third tranche, one-third of the 1,529 shares of Series AAA Preferred Stock is convertible into 111,340 shares of Class A Common Stock. See the section titled “Description of Securities” for additional information regarding the Series AAA Preferred Stock.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the Selling Stockholders or their pledgees, donees, transferees or other successors in interest, to sell or otherwise dispose of, from time to time, up to 2,162,791 Shares of Class A common stock.

In connection with certain registration rights that we granted to the Selling Stockholders, we filed with the SEC the Registration Statement, with respect to the resale or other disposition of the Shares offered by this prospectus from time to time on Nasdaq Capital Market, in privately negotiated transactions or otherwise. Under the Conversion Agreements we entered into with the Selling Stockholders, we agreed to keep such registration statement effective and to keep this prospectus available for use by the Selling Stockholders until all of the securities covered by the registration statement have been sold or may be sold without restriction under Rule 144.

The following table sets forth the name of the Selling Stockholders and the aggregate number of Shares that the Selling Stockholders may offer and sell pursuant to this prospectus, as well as other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Class A common stock of the Company held by the Selling Stockholders.

The Selling Stockholders may sell some, all or none of the Shares. We do not know how long the Selling Stockholders will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Shares. The Shares may be offered and sold from time to time by the Selling Stockholders pursuant to this prospectus. The information below assumes the offer and sale of all Shares beneficially owned by the Selling Stockholders and available for sale under this prospectus and assumes no further acquisitions or dispositions of Shares by the Selling Stockholders. The information set forth below is based upon information obtained from the Selling Stockholders.

	Number of Shares of Common Stock Beneficially Owned Prior to Effective Date of this Prospectus(1)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Number of Shares of Common Stock Beneficially Owned After the Maximum Number of Common Stock Offered Hereby are Sold
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Matthew Keating(2)	225,593	3.4%	135,593	90,000	1.3%
Christopher Jordan(3)	84,746	1.3%	84,746	-	-
Omar Mattar(4)	162,602	2.4%	162,602	-	-
Jay MacMaster(5)	81,301	1.2%	81,301	-	-
Jodi & Lee Paulus(6)	134,528	2.0%	133,929	599	*
Usha Thakrar(7)	5,008	*	2,829	2,179	*
Manish Thakrar(8)	2,368	*	1,180	1,188	*
Jonathan Brown(9)	133,929	2.0%	133,929	-	-
Joe & Diana Campano(10)	42,513	*	42,475	38	*
Gabriel Hyams(11)	94,340	1.4%	94,340	-	-
Fadi Daher(12)	18,868	*	18,868	-	-
Gerald Pitzer(13)	94,340	1.4%	94,340	-	-
Kimberly & David Lochridge(14)	188,649	2.8%	188,649	-	-
Michael Fazio(15)	77,122	1.2%	77,122	-	-
Shriya Thakrar(16)	5,665	*	4,737	928	*
William Harris (17)	197,829	3.0%	188,679	9,150	*
David Wolfswinkel(18)	116,920	1.7%	116,920	-	-
Naseem Rashid(19)	217,391	3.3%	217,391	-	-
Charlie Dell(20)	89,886	1.3%	89,886	-	-
John & Kathleen Schmadeke(21)	29,963	*	29,963	-	-
Willard Edison(22)	59,925	*	59,925	-	-
Scott McLaren(23)	29,056	*	29,056	-	-
Todd Lund(24)	37,227	*	37,227	-	-
Heeten Mehta(25)	75,360	1.1%	75,360	-	-
Enrique Eichner(26)	2,794	*	2,725	69	*
Steve Lahiji(27)	14,528	*	14,528	-	-
Patrick & Teresa Barnwell(28)	30,585	*	29,963	622	*
Pearl Wilbur(29)	14,588	*	14,528	60	*

*	Less than 1%

(1)	Applicable percentage ownership is based on 6,682,240 shares of our Class A common stock outstanding as of April 8, 2026.

(2)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 135,593 shares of Class A common stock held by the Selling Stockholder. The address for Matthew Keating is 92 Morningside Ave Apt 6C, New York, NY 10027.

(3)	Ap Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 84,746 shares of Class A common stock held by the Selling Stockholder. The address for Jordan-Kramm Trust is 1228 Madison Avenue, San Diego, CA 92116.

(4)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 162,602 shares of Class A common stock held by the Selling Stockholder. The address for Omar Mattar is 5420 Camberwell Ln, Riverview, FL 33578.

(5)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 81,301 shares of Class A common stock held by the Selling Stockholder. The address for Directed Trust Company FBO Jay MacMaster IRA is 3033 N Central Ave, Ste 415, Phoenix, AZ 85012.

(6)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 133,929 shares of Class A common stock held by the Selling Stockholder. The address for Lee Paulus & Jodi Ann Paulus Trust is 6623 S. Teresa Drive, Chandler, AZ 85249.

(7)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 2,829 shares of Class A common stock held by the Selling Stockholder. The address for Vantage FBO Usha Thakrar Roth IRA #0030727 is 8742 E Via De Commercio, Scottsdale, AZ 85258.

(8)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 1,180 shares of Class A common stock held by the Selling Stockholder. The address for Vantage FBO Manish Thakrar ROTH IRA #0031046 is 8742 E Via De Commercio, Scottsdale, AZ 85258.

(9)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 133,929 shares of Class A common stock held by the Selling Stockholder. The address for Jonathan Brown is 1604 Juliet St, Austin, TX 78704.

(10)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 18,868 shares of Class A common stock 23,607 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for Joseph J & Diana M Campano is 8 Laurel Ridge Trail, Clinton, CT 06413.

(11)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 94,340 shares of Class A common stock held by the Selling Stockholder. The address for Directed Trust Company FBO Gabriel Hyams IRA is 3033 N. Central Ave, Ste 415, Phoenix, AZ 85012.

(12)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 18,868 shares of Class A common stock held by the Selling Stockholder. The address for Fadi Daher is 2119 Star Meadow Cove, Germantown, TN 38139.

(13)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 94,340 shares of Class A common stock held by the Selling Stockholder. The address for AltoIRA Custodian f/b/o Gerald Pitzer Roth IRA is 320 Osuna Rd NE Unit G-1, Albuquerque, NM 87107.

(14)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 188,649 shares of Class A common stock held by the Selling Stockholder. The address for The Kave Family Living Trust is 8226 E Davenport Dr, Scottsdale, AZ 85260.

(15)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 58,962 shares of Class A common stock and 18,160 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for Michael Fazio is 18 Woodcrest Dr, Morristown, NJ 07960.

(16)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 4,737 shares of Class A common stock held by the Selling Stockholder. The address for Vantage FBO Shriya Thakrar Roth IRA #0030728 is 8742 E Via De Commercio, Scottsdale, AZ 85258.

(17)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 188,679 shares of Class A common stock held by the Selling Stockholder. The address for Geetain, LLC is 17954 E Fort Verde Rd, Rio Verde, AZ 85263.

(18)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 86,957 shares of Class A common stock and 29,963 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for David L. Wolfswinkel Trust is 3850 E. Baseline Road Suite 123, Mesa, AZ 85206.

(19)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 217,391 shares of Class A common stock held by the Selling Stockholder. The address Naseem Rashid is 7025 Murillo Lane, Carlsbad, CA 92009.

(20)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 89,886 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for Charlie H. Dell is 30 W Cochise Dr., Phoenix, AZ 85021.

(21)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 29,963 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for John F. Schmadeke & Kathleen M. Schmadeke is 20465 W Thayer St, Buckeye, AZ 85396.

(22)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 59,925 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for Comstock Holdings, LLC is 6043 Hatton Place, Ferndale, WA 98248.

(23)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 29,056 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for Scott McLaren is 319 S Sheridan Blvd, Lakewood , CO 80226 and the address for Scott McLaren Roth IRA is 319 S Sheridan Blvd, Lakewood, CO 80226.

(24)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 37,227 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for Todd Lund is 4302 Satinwood Dr, Las Vegas, NV 89147.

(25)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 75,360 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for Heeten Mehta is 3127 W Quail Track Dr, Phoenix, AZ 85085.

(26)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 2,725 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for Directed Trust Company FBO Enrique Eichner IRA is 3033 N Central Ave, Ste 415, Phoenix, AZ 85012.

(27)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 14,528 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for Steve Lahiji is 1408 Grant Street, Santa Monica, CA 90405.

(28)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April 8, 2026, 29,963 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for Patrick R. Barnwell and Teresa L. Paluszcyk Revocable Trust is P.O. Box 9309, Phoenix, AZ 85068.

(29)	Applicable percentage ownership is based on 6,682,240 shares of Class A common stock outstanding as of April8, 2026, 14,528 shares of Class A common stock issuable upon conversion of the Series AAA Preferred held by the Selling Stockholder. The address for The Wilbur Trust is 20201 N. Sonnett Drive, Sun City West, AZ 85375.

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms of our third amended and restated certificate of incorporation and amended and restated bylaws. We refer in this section to our third amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

The following description summarizes important terms of the classes of our capital stock. The descriptions in this prospectus of our securities and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus form a part.

We are authorized to issue up to 137,500,000 shares of capital stock, of which (i) 100,000,000 shares are Class A common stock with a par value $0.001 per share; (ii) 15,000,000 shares are Class B common stock with a par value $0.001 per share; and (iii) 22,500,000 shares are preferred stock with a par value of $0.001 per share of which 750,000, 800,000, 50,000 and 40,000 shares have been designated as Series A Preferred Stock with a par value of $0.001 per share, Series AA Preferred Stock with a par value of $0.001 per share, Series B Preferred Stock with a par value of $0.001 per share, Series AAA Preferred Stock with a par value of $0.001 per share, respectively. As of April 8, 2026, there were 6,682,240 shares of Class A common stock, 370,822 shares of Class B common stock, 5,875 shares of Series A Preferred Stock, 301,337 shares of Series AA Preferred Stock, 0 shares of Series B Preferred Stock issued and outstanding, 1,529 shares of Series AAA Preferred Stock.

Class A common stock

Voting. The holders of the Class A common stock are entitled to one (1) vote for each share of Class A common stock held at all meetings of stockholders (and written actions in lieu of meetings). The Class A common stock is not subject to cumulative voting. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

Dividends. Subject to the preferences applicable to the Preferred Stock, the holders of the Class A common stock are entitled to, on an equal basis with the holders of Class B common stock, receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Class B common stock

Voting. The holders of the Class B common stock are entitled to ten (10) votes for each share of Class B common stock held at all meetings of stockholders (and written actions in lieu of meetings). The Class B common stock is not subject to cumulative voting. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. On May 15, 2026, the Class B common stock will automatically convert into Class A common stock.

Dividends. Subject to the preferences applicable to the preferred stock, the holders of the Class B common stock are entitled to, on an equal basis with the holders of Class A common stock, receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.

Preferred Stock

Series A Preferred Stock

On November 26, 2024, we filed the Series A Certificate of Designation with the Secretary of State of the State of Delaware to establish the preferences, voting powers, limitations as to dividends or other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the Company’s Series A Preferred Stock. On April 9, 2026, we amended the Series A Certificate of Designation. The Series A Preferred Stock is subject to certain rights, preferences, privileges, and obligations, including voluntary and mandatory conversion provisions, as well as beneficial ownership restrictions and share cap limitations, as set forth in the Series A Certificate of Designation. The following is a summary description of the terms and the general effect of the issuance of the shares of Series A Preferred Stock on the Company’s other classes of registered securities.

Stated Value. Each share of Series A Preferred Stock has an initial stated value of $400.00, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Preferred Stock.

Dividends. The holders of the shares of Series A Preferred Stock will be entitled to receive a twelve percent (12%) annual, non-cumulative dividend payable annually, at the Company’s option, (i) in cash or (ii) in shares of the Company’s Class A common stock, at a price per share of Class A Common Stock equal to the lower of (A) the average closing price of Class A Common Stock as quoted on the principal trading market, if any, in which the shares of Class A Common Stock then trade (“Principal Market”) for the five trading days immediately preceding the date of issuance, or (B) the closing price of the Class A Common Stock as quoted on the Principal Market on the trading day prior to the date of issuance, but in no event less than $20.00 per share.

Optional Conversion. At any time and from time to time, a holder of the shares of Series A Preferred Stock may, at its option, convert (i) up to thirty three and one-third percent (33.3%) of the holder’s total shares of Series A Preferred Stock (the “First Tranche Convertible Shares”) at a rate equal to the stated value divided by $2.50 (the “First Tranche Conversion Rate”), (ii) up to thirty three and one-third percent (33.3%) of the holder’s total shares of Series A Preferred Stock (the “Second Tranche Convertible Shares”) at a rate equal to the stated value divided by $3.50 (the “Second Tranche Conversion Rate”), and (iii) up to thirty three and one-third percent (33.3%) of the holder’s total shares of Series A Preferred Stock (the “Third Tranche Convertible Shares”) at a rate equal to the stated value divided by $4.50 (the “Third Tranche Conversion Rate”).

Voting Rights. The Series A Preferred Stock will have no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law). However, we may not, without the affirmative vote or written consent of the holders of a majority of the then issued and outstanding Series A Preferred Stock: (i) amend or waive any provision of the certificate of designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series A Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series A Preferred Stock designated for issuance as provided in the certificate of designation); (ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation that are superior to the Series A Preferred Stock; or (iii) amend our certificate of incorporation in a manner that adversely and materially affects the rights of the Series A Preferred Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series A Preferred Stock then outstanding will be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any amount will be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Stock.

Ranking. The Series A Preferred Stock ranks senior to our Series B Preferred Stock, Class A Common Stock and Class B common stock and pari passu with our Series AA Preferred Stock, with respect to the preferences provided for in the Certificate of Designation as to distributions and payments upon the liquidation, dissolution and winding up of the Company.

Redemption. The Company has the right to redeem the outstanding shares of the Series A Preferred Stock at an amount equal to the Liquidation Preference, provided that the holders of Series A Preferred Stock are granted thirty (30) calendar days to first exercise their conversion rights. “Liquidation Preference” means, with respect to each outstanding share of Series A Preferred Stock, the sum of: (i) the amount of all accrued but unpaid dividends on such share; plus (ii) the product of the stated value multiplied by 120%.

Amendments. The Certificate of Designation may be amended by obtaining the affirmative vote of a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class.

Series AA Preferred Stock

On March 5, 2025, we filed a certificate of designation with the Delaware Secretary of State to establish our Series AA Preferred Stock which we designated as “Series AA Cumulative Redeemable Preferred Stock.” Our Series AA Preferred Stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations, or restrictions:

Ranking. The Series AA Preferred Stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our Series B Preferred Stock, Class A Common Stock and Class B common stock and pari passu with our Series A Preferred Stock. The terms of the Series AA Preferred Stock do not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our Series AA Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Stated Value. Each share of Series AA Preferred Stock has an initial stated value of $25.00, which is equal to the offering price per share, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series AA Preferred Stock.

Dividend Rate and Payment Dates. Dividends on the Series AA Preferred Stock are cumulative and payable monthly in arrears to all holders of record on the applicable record date. Holders of our Series AA Preferred Stock are entitled to receive cumulative monthly cash dividends at a per annum rate of 9.5% of the stated value (or $0.198 per share each month based on the initial stated value). Dividends on each share begin accruing on, and are cumulative from, the date of issuance and regardless of whether our board of directors declares and pays such dividends. Our board of directors will not authorize, pay or set apart for payment by us any dividend on the Series AA Preferred Stock at any time that:

●	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

●	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or

●	the law restricts or prohibits the authorization or payment.

Dividends on shares of our Series AA Preferred Stock will continue to accrue even if

●	the terms and provisions of any of our agreements relating to our indebtedness prohibit such authorization, payment or setting apart for payment;

●	we have earnings;

●	there are funds legally available for the payment of the dividends; and

●	the dividends are authorized.

In the event the monthly payment of dividends is not made within 30 days of the due date, dividends will accrue from the due date of such monthly payment at the rate of 18% until such default is cured.

Liquidation Preference. Upon a liquidation, dissolution or winding up of our company, holders of shares of our Series AA Preferred Stock are entitled to receive, before any payment or distribution is made to the holders of our Common Stock and on a pari passu basis with holders of our Series AA Preferred Stock and Series A Preferred Stock, a liquidation preference equal to the stated value per share, plus accrued but unpaid dividends thereon.

Redemption Request at the Option of a Holder. Once per calendar quarter, a holder will have the opportunity to request that we redeem that holder’s Series AA Preferred Stock. Our board of directors may, however, suspend cash redemptions at any time in its discretion if it determines that it would not be in the best interests of our Company to effectuate cash redemptions at a given time because we do not have sufficient cash, including because our board believes that our cash on hand should be utilized for other business purposes. Redemptions will be limited to four percent (4%) of the total outstanding Series AA Preferred Stock per quarter and any redemptions in excess of such limit or to the extent suspended, shall be redeemed in subsequent quarters on a first come, first served, basis. We will redeem shares at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon, less the applicable redemption fee (if any). As a percentage of the aggregate redemption price of a holder’s shares to be redeemed, the redemption fee shall be:

●	10% if the redemption is requested on or before the first anniversary of the original issuance of such shares;

●	8% if the redemption is requested after the first anniversary and on or before the second anniversary of the original issuance of such shares; and

●	6% if the redemption is requested after the second anniversary and on or before the third anniversary of the original issuance of such shares.

Please see the certificate of designation, which has been filed as an exhibit to the offering statement of which this offering circular forms a part, for the procedures to request a redemption.

Optional Redemption by our Company. We have the right (but not the obligation) to redeem shares of Series AA Preferred Stock at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon.

Mandatory Redemption by our Company. We are required to redeem the outstanding shares of Series AA Preferred Stock on the third (3rd) anniversary of their issuance at a redemption price equal to the stated value of such redeemed shares, plus any accrued but unpaid dividends thereon.

Optional Repurchase Upon Death, Disability or Bankruptcy of a Holder. Subject to certain restrictions and conditions, we will also repurchase shares of Series AA Preferred Stock of a holder who is a natural person (including an individual beneficial holder who holds shares through a custodian or nominee, such as a broker-dealer) upon his or her death, total disability or bankruptcy, within sixty (60) days of our receipt of a written request from the holder or the holder’s estate at a repurchase price equal to the stated value, plus accrued and unpaid dividends thereon. A “total disability” means a determination by a physician approved by us that a holder, who was gainfully employed and working at least forty (40) hours per week as of the date on which his or her shares were purchased, has been unable to work forty (40) or more hours per week for at least twenty-four (24) consecutive months. Please see the certificate of designation, the form of which has been filed as an exhibit to the offering statement of which this offering circular forms a part, for the procedures to request a repurchase.

Restrictions on Redemption and Repurchase. We are not obligated to redeem or repurchase shares of Series AA Preferred Stock if we are restricted by applicable law or our articles of incorporation from making such redemption or repurchase or to the extent any such redemption or repurchase would cause or constitute a default under any borrowing agreements to which we or any of our subsidiaries are a party or otherwise bound. In addition, we have no obligation to redeem shares in connection with a redemption request made by a holder if we determine, as of the redemption date, that we do not have sufficient funds available to fund that redemption. In this regard, we will have complete discretion under the certificate of designation for the Series AA Preferred Stock to determine whether we are in possession of “sufficient funds” to fund a redemption request. To the extent we are unable to complete redemptions we may have earlier agreed to make, we will complete those redemptions promptly after we become able to do so, with all such deferred redemptions being satisfied on a first come, first served, basis.

Voting Rights. The Series AA Preferred Stock has no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law). However, we may not, without the affirmative vote or written consent of the holders of a majority of the then issued and outstanding Series AA Preferred Stock: (i) amend or waive any provision of the certificate of designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series AA Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series AA Preferred Stock designated for issuance as provided in the certificate of designation); (ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation that are superior to the Series AA Preferred Stock; or (iii) amend our certificate of incorporation in a manner that adversely and materially affects the rights of the Series AA Preferred Stock.

Conversion Right. At the third anniversary of the issuance date of a share of Series AA Preferred Stock, a holder may elect, with the prior written consent of the Company, which consent may be unreasonably withheld, to convert all or any portion of such then outstanding shares of Series AA Preferred Stock held by it into that number of shares of our Class A Common Stock determined by dividing the then Stated Value of such shares by the closing price of our Class A Common Stock as quoted on the Nasdaq Capital Market (the “NCM”) on the day prior to such date but in no event less than the closing price of our Class A Common Stock as quoted on the NCM on the day prior to the initial Closing Date.

Series B Preferred Stock

On September 11, 2025, we filed the Series B Certificate of Designation with the Secretary of State of the State of Delaware to establish the preferences, voting powers, limitations as to dividends or other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the Company’s Series B Preferred Stock. The Series B Preferred Stock is subject to certain rights, preferences, privileges, and obligations, including voluntary conversion provisions, as well as beneficial ownership restrictions and share cap limitations, as set forth in the Series B Certificate of Designation. The following is a summary description of the terms and the general effect of the issuance of the shares of Series B Preferred Stock on the Company’s other classes of registered securities.

Stated Value. Each share of Series B Preferred Stock has an initial stated value of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series B Preferred Stock.

Optional Conversion. At any time and from time to time, a holder of the shares of Series B Preferred Stock may, at its option, convert the holder’s shares of Series B Preferred Stock at a rate equal to the stated value divided by $250.00.

Voting Rights. The Series B Preferred Stock will have no voting rights relative to matters submitted to a vote of our stockholders (other than as required by law). However, we may not, without the affirmative vote or written consent of the holders of a majority of the then issued and outstanding Series B Preferred Stock: (i) amend or waive any provision of the certificate of designation or otherwise take any action that modifies any powers, rights, preferences, privileges or restrictions of the Series B Preferred Stock (other than an amendment solely for the purpose of changing the number of shares of Series B Preferred Stock designated for issuance as provided in the certificate of designation); (ii) authorize, create or issue shares of any class of stock having rights, preferences or privileges as to dividends or distributions upon a liquidation that are superior to the Series B Preferred Stock; or (iii) amend our certificate of incorporation in a manner that adversely and materially affects the rights of the Series B Preferred Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series B Preferred Stock then outstanding will be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any amount will be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series B Preferred Stock.

Ranking. The Series B Preferred Stock ranks senior to our Class A Common Stock and Class B common stock, junior to our Series A Preferred Stock and Series AA Preferred Stock and pari passu with any other class of preferred stock created with rights, preferences and privileges substantially similar to that of the Series B Preferred Stock with respect to the preferences provided for in the Certificate of Designation as to distributions and payments upon the liquidation, dissolution and winding up of the Company.

Amendments. The Certificate of Designation may be amended by obtaining the affirmative vote of a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class.

Rights

In connection with a public offering of shares of our Class A Common stock in April 2025, we issued an aggregate of 120,000 (the “Rights”). Upon such date as the closing price of our Class A common stock on the Nasdaq Capital Market equals or exceeds $25.00 (the “Trigger Price”) for three consecutive trading days (the “Rights Trigger Event”), each Right will automatically convert into one-one hundredth (1/100) of one share of Class A common stock. No additional consideration will be required to be paid by a holder of Rights in order to receive its additional shares upon the occurrence of the Rights Trigger Event, as the consideration related thereto has been included in the Unit purchase price paid for by investors in this offering. If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of the Class A common stock will receive in the transaction on an as-converted into ordinary share basis, and each holder of a right will be required to affirmatively convert its rights in order to receive the 1/100 share underlying each Right (without paying any additional consideration) upon consummation of the business combination. More specifically, the Right holder will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to us. The Rights expire on January 17, 2026.

As soon as practicable upon the occurrence of the Rights Trigger Event, we will direct registered holders of the Rights to return their Rights to our rights agent. Upon receipt of the Rights, the rights agent will issue to the registered holder of such Rights the number of full Class A common shares to which it is entitled. We will notify registered holders of the Rights to deliver their Rights to the rights agent promptly upon the occurrence of the Rights Trigger Event and have been informed by the rights agent that the process of exchanging their rights for Class A common shares should take no more than a matter of days. The foregoing exchange of Rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the shares underlying the Rights upon the occurrence of the Rights Trigger Event. Other than confirming that the Rights delivered by a registered holder are valid, we will have no ability to avoid delivery of the shares underlying the Rights.

The shares issuable upon conversion of the Rights will be freely tradable (except to the extent held by affiliates of ours). We will not issue fractional shares upon conversion of the Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Delaware law. As a result, a Right holder must hold Rights in multiples of 100 in order to receive shares for all of a holder’s Rights upon the occurrence of the Rights Trigger Event. Further, there are no contractual penalties for failure to deliver securities to the holders of the Rights upon the occurrence of the Rights Trigger Event.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the rights agreement governing the Rights will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Series AAA Preferred Stock

On April 9, 2026, we filed a certificate of designation with the Delaware Secretary of State to establish our Series AAA Convertible Preferred Stock which we designate as “Series AAA Preferred Stock.” Our Series AAA Preferred Stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations, or restrictions:

Stated Value. Each share of Series AAA Preferred Stock has an initial stated value of $1,000.00, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting the Company’s Series AAA Preferred Stock.

Dividends. The holders of the shares of Series AAA Preferred Stock will be entitled to receive a twelve percent (12%) annual, non-cumulative dividend payable quarterly, at the Company’s option, (i) in cash or (ii) in shares of the Company’s Class A common stock, at a price per share of Class A Common Stock equal to the lower of (A) the average closing price of Class A Common Stock as quoted on the principal trading market, if any, in which the shares of Class A Common Stock then trade (“Principal Market”) for the five trading days immediately preceding the date of issuance, or (B) the closing price of the Class A Common Stock as quoted on the Principal Market on the trading day prior to the date of issuance.

Optional Conversion. At any time and from time to time, a holder of the shares of Series AAA Preferred Stock may, at its option, convert (i) up to thirty three and one-third percent (33.3%) of the holder’s total shares of Series AAA Preferred Stock (the “First Tranche Convertible Shares”) at a rate equal to the stated value divided by $2.50 (the “First Tranche Conversion Rate”), (ii) up to thirty three and one-third percent (33.3%) of the holder’s total shares of Series AAA Preferred Stock (the “Second Tranche Convertible Shares”) at a rate equal to the stated value divided by $3.50 (the “Second Tranche Conversion Rate”), and (iii) up to thirty three and one-third percent (33.3%) of the holder’s total shares of Series AAA Preferred Stock (the “Third Tranche Convertible Shares”) at a rate equal to the stated value divided by $4.50 (the “Third Tranche Conversion Rate”).

Voting Rights. Except as provided in the Series AAA COD or under Delaware law, the holders of shares of the Series AAA Preferred Stock do not have voting rights.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of the Series AAA Preferred Stock then outstanding will be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders, before any amount will be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series AAA Preferred Stock.

Ranking. The Series AAA Preferred Stock ranks senior to the Company’s Series B Convertible Preferred Stock, Class A Common Stock and Class B common stock and pari passu with the Company’s Series A Convertible Preferred Stock and Series AA Cumulative Redeemable Preferred Stock, with respect to the preferences provided for in the Certificate of Designation as to distributions and payments upon the liquidation, dissolution and winding up of the Company.

Redemption. The Company has the right to redeem the outstanding shares of the Series AAA Preferred Stock at an amount equal to the Liquidation Preference, provided that the holders of Series AAA Preferred Stock are granted thirty (30) calendar days to first exercise their conversion rights. “Liquidation Preference” means, with respect to each outstanding share of Series AAA Preferred Stock, the sum of: (i) the amount of all accrued but unpaid dividends on such share; plus (ii) the stated value.

Amendments. The Certificate of Designation may be amended by obtaining the affirmative vote of a majority of the outstanding shares of Series AAA Preferred Stock, voting separately as a single class.

Listing. The Series AAA Convertible Preferred Stock will not be listed on the Nasdaq Capital Market or any other exchange or trading market. The Company does not plan on making an application to list the Series AAA Convertible Preferred Stock on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. The Class A Common Stock issuable upon conversion of the Series AAA Convertible Preferred Stock is listed on the Nasdaq Capital Market under the symbol “CWD.”

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws and Class B Common Stock

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the outstanding shares of common stock outstanding will be able to elect all of our directors.

The foregoing provisions will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management.

In addition, the control vested in our founders by virtue of their holding of Class B common stock may discourage or impede takeover activities.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Exclusive forum for adjudication of disputes provision which limits the forum to the Delaware Court of Chancery for certain stockholder litigation matters actions against the Company, which may limit an investor’s ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or stockholders.

Section 7.06(a) of Article VII of our Bylaws dictates that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery (or, if the Delaware Court of Chancery does not have jurisdiction, the federal district court for the State of Delaware) is, to the fullest extent permitted by law, the sole and exclusive forum for certain actions including derivative action or proceeding brought on behalf of the Company; an action asserting a breach of fiduciary duty owed by an officer, director, employee or to the stockholders of the Company; any claim arising under Delaware corporate law, our amended and restated certificate of incorporation or our amended and restated bylaws; and any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of Section 7.06 of Article VII of our Bylaws.

However, Section 7.06(a) of Article VII of our Bylaws will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Furthermore, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. We note, however, that Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

A Delaware corporation is allowed to mandate in its corporate governance documents a chosen forum for the resolution of state law-based stockholder class actions, derivative suits and other intra-corporate disputes. With respect to such state law claims, the Company’s management believes limiting state law based claims to Delaware will provide the most appropriate outcomes as the risk of another forum misapplying Delaware law is avoided, Delaware courts have a well-developed body of case law and limiting the forum will preclude costly and duplicative litigation and avoids the risk of inconsistent outcomes. Additionally, Delaware Chancery Courts can typically resolve disputes on an accelerated schedule when compared to other forums.

The choice of forum provisions contained in the Company’s Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, the enforceability of similar choice of forum provisions in other issuers’ bylaws and certificates of incorporation has been challenged in legal proceedings, and it is possible that in connection with any applicable action brought against the Company, a court could find the choice of forum provisions contained in the Company’s Bylaws to be inapplicable or unenforceable in such action. As a result, the Company could incur additional costs associated with resolving such actions in other jurisdictions, which could harm the Company’s business, operating results and financial condition.

Transfer Agent and Registrar

ClearTrust LLC, telephone 813-235-4490, is the transfer agent for our Class A common stock. ClearTrust LLC is the transfer agent for the Series AA Preferred Stock.

Trading Symbol and Market

Our shares of Class A common stock are listed on the Nasdaq Capital Market under the symbol “CWD”.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Class A common stock or interests in shares of Class A common stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A common stock or interests in shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options, forward sales or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

●	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Class A common stock offered by them will be the purchase price of the Class A common stock less discounts or commissions, if any. The Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. However, we will benefit from the extinguishment of the notes which are cancelled in connection with note conversions.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Class A common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Class A common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the Class A common stock offered hereby will be passed upon for us by Manatt, Phelps & Phillips, LLP, Costa Mesa, California.

EXPERTS

The financial statements of CaliberCos Inc. incorporated by reference in this Prospectus, have been audited by Urish Popeck & Co., LLC, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our SEC filings, including the registration statement on Form S-3 and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Additionally, we will make these filings available, free of charge, on our website at www.caliberco.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that we sell all of the securities offered by this prospectus or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case the information contained in such documents to the extent “furnished” and not “filed”). The documents we are incorporating by reference as of their respective dates of filing are:

●	our Annual on Form 10-K for the fiscal year ended December 31, 2025, as filed with the Commission on March 26, 2026; and

●	our Current Reports on Form 8-K filed with the SEC on March 31, 2026 (except for the information furnished under Items 2.02 or 7.01 and the exhibits thereto).

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and deemed to be a part of this prospectus from the date of filing of such reports and documents. Notwithstanding the foregoing, we are not incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by calling us at (480) 295-7600 or by contacting: 8901 E. Mountain View Rd. Ste. 150, Scottsdale AZ 85258, Attn: Corporate Secretary. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.caliberco.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.

CALIBERCOS INC.

2,162,791 Shares of Class A Common Stock

Prospectus

________________, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC, registration fee.

SEC registration fee		$288.59
FINRA filing fee (if applicable)		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		*
Trustee fees and expenses		*
Printing and miscellaneous expenses		*
Total	$	*

*	These fees and expenses depend on the securities offered and the number of issuances, and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation that will be in effect on the completion of this offering permits indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws that will be in effect on the completion of this offering provide that we will indemnify our directors and officers and permit us to indemnify our employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of CaliberCos Inc., provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of CaliberCos Inc. At present, there is no pending litigation or proceeding involving a director or officer of CaliberCos Inc. regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

Item 16. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Description of Securities (incorporated by reference to Exhibit 4.1 of CaliberCos Inc.’s Form 10-K filed with the SEC on March 31, 2025)
4.2	Form of Class A common stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on October 28, 2022 (File No. 333-267657))
4.3	Amended and Restated Stockholders’ Agreement dated March 22, 2023, by and among the Company, John C. Loeffler, Jennifer Schrader and Donnie Schrader (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A, filed with the SEC on March 22, 2023 (File No. 333-267657))
4.3.1	Stock Purchase Agreement dated September 21, 2018, by and among the Company and Donnie Schrader (incorporated by reference to Exhibit 3.2 of CaliberCos Inc.’s offering statement on Form 1-A (File No.024-11016), filed with the SEC on June 13, 2019)
4.4	Form of Warrant (incorporated by reference to Exhibit 4.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on April 14, 2025)
4.5	Form of Note (incorporated by reference to Exhibit 4.2 of CaliberCos Inc.’s Form 8-K filed with the SEC on April 14, 2025)
4.6	Representative’s Warrants (incorporated by reference to Exhibit 4.1 of CaliberCos Inc.’s Form 8-K filed with the SEC on April 17, 2025)
4.7	Rights Agreement, dated April 17, 2025, between the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 of CaliberCos Inc.’s Form 8-K filed with the SEC on April 17, 2025)
5.1*	Opinion of Manatt, Phelps & Phillips, LLP
23.1*	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)
23.2*	Consent of Urish Popeck & Co., LLC
107*	Filing Fee Table

* Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables “ or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That for purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be a part of the registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on April 13, 2026.

CALIBERCOS INC.

By:	/s/ John C. Loeffler, II
Name:	John C. Loeffler
Title:	Chairman and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of CaliberCos Inc., hereby severally constitute and appoint John C. Loeffler, II and Jade Leung, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including without limitation, post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or her or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Loeffler, II	Chairman and Chief Executive Officer	April 13, 2026
John C. Loeffler, II	(Principal Executive officer)

/s/ Jade Leung	Chief Financial Officer	April 13, 2026
Jade Leung	(Principal Accounting Officer)

/s/ Jennifer Schrader	President and Vice-Chairperson	April 13, 2026
Jennifer Schrader

/s/ William J. Gerber	Director	April 13, 2026
William J. Gerber

/s/ Michael Trzupek	Director	April 13, 2026
Michael Trzupek

/s/ Dan Hansen	Director	April 13, 2026
Dan Hansen

/s/ Lawrence Taylor	Director	April 13, 2026
Lawrence Taylor